Involved

Involved is a civic tech startup that is developing an application that allows elected officials to gather real-time feedback from their constituents through micro-polling.

Invest $99.45 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

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Introduction

Involved is a micropolling software for local government that increases civic engagement by making communication direct, private, and instant. Here's how it works:

1. You receive a question on your mobile phone from your government representative (mobile app, text message, or email)
2. You share your opinion with the press of a button
3. Your government representative is informed of your and your community's opinions
4. They share the data and provide feedback

Currently, communicating with our representatives is not optimized by technology, and the conversation is usually only one-way. We believe that community decisions, at all levels of government, should be community driven. We all have a voice and it is time that we share it.

iOS: https://itunes.apple.com/us/app/involved/id1244814008?mt=8

Android: https://play.google.com/store/apps/details?id=com.involvedmobile

The Market Opportunity

Involved is positioned to disrupt a $3 billion U.S. survey research industry and an $8 billion election cycle. The opportunity for this tool is ripe in today's political and technological landscape. Americans are already positioned for it:

- 181 million American are registered voters
- 50 million Americans contacted their elected official in the last two years (2014)

A Princeton University study revealed that 90% of Americans have near-zero influence on the likelihood of a bill passing. Our online experiences are saturated with political opinion, unwrung and often unproductive. ***Involved*** makes opinion actionable.

- Social media is not a proper substitute for ***Involved***:
- Many people are not comfortable publically sharing their political views
- Elected officials cannot verify constituents
- People often don't know or follow their representatives online
- People may not want all the additional updates and campaign information associated with following an elected official

Other political applications are not direct competitors for ***Involved***:

- They market to political activists through curating news and bills, or tracking campaigns
- Do not work directly with the towns and offices to provide a line of communication
- Many have partisan agendas

We aim to be the community engagement tool for the everyday citizen; knowing who your elected officials are and staying up-to-date on every issue is not required.

Recent Success

- **Fall 2016:** We began building ***Involved*** under the guidance of the Boston University BUzz Lab.
- **April 2017:** We worked with four key leaders in the State House to participate in an alpha test with ~100 constituents to help us improve our initial product. What we find is that the initial entrance of ***Involved*** is best suited for the state and smaller municipalities, because they often lack technological communication systems beyond sticky notes and spreadsheets.
- **May 2017:** The team graduates Boston University (hooray!).
- **June 2017:** We began working under the guidance of the Boston University Summer Accelerator. Our advisors and mentors are part of an extensive network of professors and alumni across the fields of entrepreneurship, political science and technology.
- **July 2017:** We connected with local elected officials in Massachusetts in preparation for our launch for Android and iOS in the coming weeks. Responses continue to flood in as we lined up nine cities and ten state elected officials to sign up, as well as connections with mayors, city councils, and the Massachusetts Department of Municipal Technology.
- **August 2017:** We launch the mobile application to gather the early adopters, particularly in the municipalities we are working closely with. In order to spread the word, we are partnering with government offices and agencies, as well as non-profits, community groups, and advocacy groups of all kinds to bring their members on the platform.
- **September 2017:** Three Massachusetts municipalities sign up to implement Involved in their communities and marketing strategies are prepared. The team completes development for text capability.
- **October 2017:** The first live poll is posted by State Representative Liz Malia to her Jamaica Plain district. Three more municipalities create accounts and prepare for implementation. The team also completes development for email capability for polls.

The long-term vision for ***Involved*** is to be a virtual office for elected officials in democratic societies around the world. Once in the application, any user can directly invite their elected officials to get involved. We will create this application with mobile, texting, web, and widget capability, implement Artificial Intelligence (AI) technology for direct messaging, and provide constituent relationship management (CRM) systems for elected officials to manage all of their interactions.

Boston University Accelerator

Involved is currently working under the guidance of Boston University through the BU Summer Accelerator. Our advisors and mentors are part of an extensive network of professors and alumni across the fields of entrepreneurship, political science and technology.

The strongest use cases for the micro-polling are at the local executive level and include asking people to prioritize issues, using the geographic data to gain a better understanding of patterns for issues (such as safety, traffic, construction), or posting questions to gather feedback on whatever the hot community issue is.


Rep. Liz Malia
WELCOME TO
BIENVENIDOS A
HYDE SQUARE
JAMAICA PLAIN
Do you support the passage of the Safe Communities Act?
October 12, 2017
Yes
No
The Safe Communities Act, An Act to protect the civil rights and safety of all Massachusetts residents (SD1596/HD3052), would prohibit state collaboration with the federal government for the purposes of creating a Muslim registry, and ensure that state resources are not used to enforce federal immigration law. This bill is an expansion of the Trust Act, which was filed in the previous two legislative sessions.
Type comment...


WELCOME TO
BIENVENIDOS A
HYDE SQUARE
JAMAICA PLAIN
CITY OF BOSTON
MAYOR THOMAS M. MENINO
State Rep. Liz Malia: Do you support the passage of the Safe Communities Act?
Yes
No

Our mobile application is just the first step in a larger vision for how democracy should operate in the 21st century. The long-term vision for ***Involved*** is to be a virtual office for elected officials in democratic societies around the world. We will create this application with mobile, texting, web, and widget capability, implement AI technology for direct messaging, and provide constituent relationship management (CRM) systems for elected officials to manage all of their interactions.

Team

Our team is comprised of three Boston University graduates; one is a business student and two are computer engineers. What makes us special is our youth and ambition, which guides our unique global vision for societal change, and our willingness to dedicate ourselves to an idea for how the world should be, but is not yet. After completion of the BU Summer Accelerator, both Jacob and Caleb will be working full-time, while John works part-time until more funding can be raised.



Jacob Dansey CEO

BS, Boston University, Computer Engineering, Magna Cum Laude, 2017

Jacob Dansey has experience in application development and government contracting research. After getting recruited to Boston University to play lacrosse, he decided to pursue computer engineering in order to learn the necessary skills to develop ***Involved***. He has worked as a developer for a government contracting company, CACI, and holds TS/SCI security clearance. He has recently found his passion in entrepreneurship and business development and is a member of Tau Beta Pi and Eta Kappa Nu engineering honor societies.

Jacob was the original visionary for ***Involved***, and used that passion to help bring together the current team. He handles client relations and acquisition, as well as front-end mobile development. He will take on a larger role in development during the interim while John is part-time and before funding is secured for additional developers.


MLH

John Knollmeyer CTO

BS, Boston University, Computer Engineering, 2017

John is a software and web developer. His work experience includes software development for Amazon's Alexa AI, web development with MathWorks, and Cloud Computing research with a BU research lab. He is very comfortable with web development, as well as usage of cloud computing and machine learning. John is also familiar with the current political landscape, and has worked on side projects that draw from and analyze political news and speeches.

John's experience covers mobile development, full stack web development, and system administration. He strengthens the team by bringing a skillset that covers the entire range of technical challenges which ***Involved*** may face. John will be working part-time alongside his position at Amazon until ***Involved*** can secure more funding.



Caleb McDermott Head of Marketing

BSBA, Boston University, Marketing and Strategy & Innovation, Cum Laude, 2017

Caleb has experience in marketing strategy and business development with startups and marketing firms; he also has experience in design and business strategy. He is a musician and enjoys volunteer and charity work. His creativity, passion for public service, and love of startup culture drives his work for ***Involved***.

Caleb makes the business stronger through his creative approach to business problems; his ability to convey ideas through empathy is a tool that balances the team. His work focuses on branding, community management, copywriting, advertising, and design.

Be a Part of Involved

This is an offering of Common Stock, under registration exemption 4(a)(6), in Involved, Inc.. This offering must raise at least $10,000 by November 30, 2018 at 6:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Involved may issue additional securities to raise up to $1,000,025, the offering's *maximum*.

$15,476 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,897,261 shares × $0.65 per share
= $3,833,220 implied valuation

Pitch Deck

INVOLVED

DRIVE DEMOCRACY



The Problem
Record-low government approval ratings
No impact on the likelihood of bills passing
Outdated rep-constituent communication systems

Problem



The Solution
An application that allows people and elected officials to communicate through micro-polling and messaging
Data aggregation
Ease of use
Increased outreach

Solution



Product*
Push notifications
Polling on current issues
Feedback
AI messaging
*for mobile application

Product



Product

Multiple Use Channels

Mobile Application
Email
Text
Web Application
Widget



Business Model

Freemium
for elected officials

Free
for people

Third-Party
Data Sales

Business Model

U.S. Market Size

181 millon registered voters

39% of adults recently contacted a government official

$3 billion survey research industry

$8 billion election cycle (2016)

~$210 billion big data industry (2020)

Market Size

Industry & Competitors

Political Apps

icitizen
BRIGADE
COUNTABLE

These platforms target political activists by tracking issues, news, or campaigns. We target 'silent majority' as a direct channel between people and their elected officials

Social Media

These platforms do not validate constituent identity, gather little analytical data, and deter constituents who don't want to publicize political opinion

Current Methods

Phone Calls
Letters
Townhalls
Emails

These methods are passive engagement tools that are inefficient in either convenience, outreach, or data aggregation

Early Adoption

Direct Meetings

Elected Official Channels

Grassroot Campaigns

Adoption

Growth Strategy

In-app elected official invite	Advocacy groups	Local News & TV
Street teams	Attending rallies, marches	Civics classes
Online poll widgets	Non-profit organizations	Targeting towns in controversy
Brand ambassador campus programs	Radio interviews	Viral videos


Timeline
Customer Validation
MVP Mobile Development
MA State House Alpha Testing
Build out Mobile and Web
Launch in MA
Multiple Channels + Direct Messaging (text, email, web)
National Outreach
Freemium Model
Big Data Analytics
2/17
Today

Timeline


Team
Jacob Dansey
CEO
BU, Computer Engineering
John Knollmeyer
CTO
BU, Computer Engineering
Caleb McDermott
Head of Marketing
BU, Strategy & Innovation, Marketing
Chad Bell
Head of Finance
BU, Finance


INVOLVED
www.involved.mobi

Download Pitch Deck

Financials

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

Involved's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Past Raises

Involved has done prior raises on Netcapital

- Sold 226008 shares at $0.25 ending on November 6, 2017 for a total of $56,502.00 (See offering)

Ask Involved a Question

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.